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                                                                      Exhibit 11


                 STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE


LOSS PER SHARE

Computation of loss per share
(in thousands, except per share data)

                                                             Nine months ended September 30,
                                                                  2002         2001
                                                                --------     --------
Net loss ...................................................    $(26,468)    $(38,701)
                                                                ========     ========
Weighted average shares of common stock outstanding ........      54,407       38,511
Weighted average shares of common stock held for former
    Women.com stockholders .................................         193          742
Weighted average shares of common stock held for former
    Promotions.com stockholders ............................           7         --
                                                                --------     --------
Adjusted weighted average shares of common stock outstanding
   used in computing basic and diluted net loss per share ..      54,607       39,253
                                                                ========     ========
Basic and diluted net loss per share .......................    $  (0.48)    $  (0.99)
                                                                ========     ========
